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                                                                    Exhibit b(7)


                           Amendment to the By-Laws
                                      of
         Credit Suisse Warburg Pincus Japan Small Company Fund, Inc.



Pursuant to Article VIII of the By-Laws of Credit Suisse Warburg Pincus Japan Small Company Fund, Inc., the name has changed to Credit Suisse Japan Small Cap Fund, Inc.



Dated the 12th day of December, 2001